Exhibit 3.283

CERTIFICATE OF MERGER

MERGING

METROPCS FINANCE PENNSYLVANIA, LLC

(a Delaware Limited Liability Company)

WITH AND INTO

METROPCS PENNSYLVANIA, LLC

(a Delaware Limited Liability Company)

Pursuant to the Limited Liability Company Act (the “DLLC”), MetroPCS Pennsylvania, LLC, a Delaware limited liability company (“Pennsylvania”), certifies as follows:

FIRST:  The name and state of jurisdiction of formation of each of the constituent limited liability companies that are to merger are as follows:

Name	State of Domicile

MetroPCS Finance Pennsylvania, LLC	Delaware

MetroPCS Pennsylvania, LLC	Delaware

SECOND:  An Agreement and Plan of Merger (the “Merger Agreement”) between Pennsylvania and MetroPCS Finance Pennsylvania, LLC, a Delaware limited liability company (“Finance Pennsylvania” and collectively with, Pennsylvania, the “Constituent Corporations”), as well as MetroPCS Wireless, Inc., a Delaware Corporation, (“Wireless”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Limited Liability Companies in accordance with the provisions of Section 18-209 of the DLLC providing for the merger of Finance Pennsylvania with and into Pennsylvania, with Pennsylvania being the surviving entity (the “Merger”).

THIRD:  The name of the surviving limited liability company of the Merger is MetroPCS Pennsylvania, LLC.

FOURTH:  The certificate of formation of Pennsylvania in effect immediately prior to the Merger will not be amended, restated or otherwise affected by the Merger and will be the certificate of formation of Pennsylvania until such time as it may be amended, modified or otherwise changed in accordance with applicable law.

FIFTH:  The executed Merger Agreement is on file at the principal place of business of Pennsylvania, the address of which is 2250 Lakeside Blvd., Richardson, Texas 75082.

SIXTH:  A copy of the Merger Agreement will be furnished by Pennsylvania, on request and without cost, to any member of the Constituent Limited Liability Companies.

SEVENTH:  The Merger will become effective at the time of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be executed by its duly authorized representative on December 9, 2010.

MetroPCS Pennsylvania, LLC

By:	/s/ Roger D. Linquist
Roger D. Linquist
President and Chief Executive Officer